Exhibit 99.1

FOR IMMEDIATE RELEASE: OCTOBER 17, 2007

LEGGETT& PLATT ANNOUNCES THIRD QUARTER RESULTS

Carthage, MO, October 17 —

•	Third quarter EPS of $.37.

•	Quarterly sales of $1.33 billion, a 3% decrease from 3Q 2006.

•	Strategic review nearly complete; details will be announced November 13.

•	2007 full-year guidance: EPS of $1.29 – $1.37, on a 3% sales decline.

•	4Q 2007 guidance: EPS of $.18 - $.26, including $.07 of restructuring-related costs.

Fortune 500 diversified manufacturer Leggett & Platt reported earnings per diluted share of $.37 for the third quarter. There were no significant non-recurring items in these results. In the third quarter of 2006, earnings per share were $.45, including $.02 per share of income from net non-recurring items and discontinued prime foam operations.

Third quarter sales of $1.33 billion were 3% lower than last year’s sales (from continuing operations) of $1.37 billion. Same location sales decreased 5%, but were partially offset by a 2% increase in revenue from acquisitions (net of dispositions).

CEO Comments

President and CEO David S. Haffner remarked, “We achieved third quarter sales and earnings consistent with the guidance issued in July. As anticipated, continued demand weakness in the U.S. home-related, retail, and aluminum markets that we serve led to lower sales and earnings (compared to the same period a year ago). We expect this market softness to continue through the fourth quarter.

“Our balance sheet and cash flow continue to be very strong. We expect to generate about $650 million of cash this year, largely from operations (including a significant reduction in working capital), but supplemented with proceeds from the prime foam divestiture (completed in March). We are spending approximately $200 million of that cash on dividends and maintenance capital, with the remainder available for stock repurchases and growth. So far this year, we have spent approximately $210 million on share buy-backs, $85 million on acquisitions, and $55 million on capital expenditures for organic growth and cost savings projects. Share repurchases in the third quarter were at the highest quarterly level in our history.

“Additionally, we are finalizing the in-depth strategic review of our business portfolio. As we’ve previously stated, this current review is broader in scope, more strategic in nature, and more long-term oriented than any of the company’s previous activities. We are very excited about this comprehensive initiative and its strategic value going forward. We will present our final recommendations to the Board of Directors in early November, and subsequently disclose the strategic implications and financial details to investors.”

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Leggett will issue a press release regarding its strategic plans after the market closes on November 13, and will host an Investor Day in New York for institutional investors on November 14, beginning at 8:30 a.m. Eastern. The meeting will be webcast and can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com.

Stock Repurchases

During the quarter, the company purchased 5.0 million shares of its stock at an average price slightly below $21 per share, bringing the 2007 total purchases to 9.6 million shares. The Board has authorized the purchase of up to 10 million shares for the year. In addition, the company issued 1.7 million shares through its benefit plans during the year. Since the end of 2006 shares outstanding have declined over 4%, to 170.1 million shares.

In August, Leggett declared a third quarter dividend of $.18 per share (paid on October 15), representing a 6% increase over last year’s third quarter rate. The current dividend yield is approximately 3.8%. This year marks the 36th consecutive annual dividend increase for Leggett; the average compound growth rate has been approximately 14%.

2007 Outlook: $1.29 to $1.37 EPS

Earnings per share for the full year 2007 are currently expected to be $1.29 - $1.37. This guidance does not incorporate possible non-recurring costs resulting from the finalization of our strategic review, but includes $.10 per share in restructuring-related costs and $.12 per share in non-recurring benefits and income from discontinued operations. Sales (from continuing operations) are projected to be $5.17 billion, or 3% lower than 2006 revenues. Acquisitions should add approximately 2%, while same location sales are expected to decline by 5%.

Guidance, $/share		Full Year 2007 Guidance				2006
	4Q Guidance	July	Current	Change		Actual
Continuing Operations	.25-.33	1.26-1.42	1.27-1.35	(.03	)*	1.49
Non-recurring Benefits	—	.05	.05	—		.12
Restructuring-related Costs	(.07)	(.10)	(.10)	—		(.07)
Discontinued Operations	—	.07	.07	—		.07

EPS	.18-.26	1.28-1.44	1.29-1.37	(.03	)*	1.61

Sales, Continuing Ops, $mln	1,230	5,220	5,170	(50)		5,314

*	Reflects change at midpoint of range.

For the fourth quarter, Leggett expects sales of approximately $1.23 billion, or 3% down from 4Q 2006, excluding discontinued operations. Earnings for the quarter are anticipated to be $.18 - $.26 per share, including $.07 of restructuring-related costs.

SEGMENT RESULTS – Third Quarter 2007 (versus 3Q 2006)

Residential Furnishings – Total sales (from continuing operations) decreased $47 million, or 7%; acquisitions (net of restructuring and divestitures) added $9 million to sales, but were more than offset by an 8% decline in same location sales. EBIT (earnings before interest and income taxes) from continuing operations decreased $28 million, primarily due to lower same location sales within the carpet underlay, geo components, and fibers businesses.

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Commercial Fixturing & Components – Total sales decreased $11 million, or 4%. There have been no acquisitions within the last 12 months. EBIT was essentially flat; lower sales were offset by operational improvements.

Aluminum Products – Total sales declined $8 million, or 7%, primarily due to end-market softness. There have been no acquisitions within the last 12 months. EBIT decreased $8 million largely due to reduced sales, plant underutilization, and manufacturing inefficiencies.

Industrial Materials – Total sales increased slightly. Acquisitions contributed $12 million to sales but were partially offset by $5 million of divestitures and a 3% decline in same location sales. EBIT increased $2 million primarily from operational improvements and earnings of an acquired business, partially offset by lower same location sales.

Specialized Products – Total sales increased $23 million, or 13%. Same location sales grew 8%, and acquisitions added $9 million to sales. EBIT improved $6 million primarily due to higher same location sales and earnings from an acquired company.

Conference Call

Management will discuss these results in a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on October 18. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (303) 262-2125; there is no passcode. Fourth quarter results will be released after the market closes on Thursday, January 24, 2008, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 124-year-old firm is composed of 28 business units, 33,000 employee-partners, and more than 300 facilities located in over 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Director of Investor Relations

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LEGGETT & PLATT	October 17, 2007

RESULTS OF OPERATIONS	THIRD QUARTER			YEAR TO DATE
(In millions, except per share data.)	2007	2006	Change	2007	2006	Change
Net sales	$1,326.1	$1,367.9	(3.1)%	$3,936.5	$4,047.3	(2.7)%
Cost of goods sold	1,085.3	1,116.3		3,231.6	3,317.4

Gross profit	240.8	251.6		704.9	729.9
Selling & administrative expenses	127.0	118.3	7.4%	383.4	363.2	5.6%
Amortization	6.0	4.2		18.8	13.6
Other expense (income), net	(0.1)	(4.0)		1.0	6.3

Earnings before interest and taxes	107.9	133.1	(18.9)%	301.7	346.8	(13.0)%
Interest expense	15.8	13.8		44.6	40.3
Interest income	2.7	1.3		6.3	4.9

Earnings before income taxes	94.8	120.6		263.4	311.4
Income taxes	29.1	39.5		75.1	92.5

Net earnings from continuing operations	65.7	81.1		188.3	218.9
Discontinued operations, net of tax	—	2.9		13.1	11.4

Net earnings	$65.7	$84.0	(21.8)%	$201.4	$230.3	(12.5)%

Earnings per share
Basic	$0.37	$0.45		$1.11	$1.23
Diluted	$0.37	$0.45	(17.8)%	$1.11	$1.23	(9.8)%
Shares outstanding
Common stock (at end of period)	170.1	179.1	(5.0)%	170.1	179.1	(5.0)%
Basic (average for period)	177.1	185.6		180.7	186.7
Diluted (average for period)	177.4	186.3		181.2	187.4

CASH FLOW	THIRD QUARTER			YEAR TO DATE
(In millions.)	2007	2006	Change	2007	2006	Change
Net earnings	$65.7	$84.0		$201.4	$230.3
Depreciation and amortization	44.9	43.9		135.1	131.9
Working capital decrease (increase)	60.5	(41.1)		86.8	(86.7)
Other operating activity	23.1	6.7		12.2	33.5

Net Cash from Operating Activity	$194.2	$93.5	108%	$435.5	$309.0	41%
Additions to PP&E	(37.4)	(46.0)	(19)%	(108.5)	(125.8)	(14)%
Purchase of companies, net of cash	(2.0)	(3.6)		(85.7)	(68.4)
Dividends paid	(32.2)	(31.1)		(93.7)	(90.1)
Repurchase of common stock, net	(123.4)	(43.8)		(207.9)	(105.6)
Additions (payments) to debt, net	17.8	17.3		14.6	83.5
Other	3.1	13.0		102.1	26.6

Increase (Decr.) in Cash & Equiv.	$20.1	$(0.7)		$56.4	$29.2

EBITDA *	$152.8	$177.0	(14)%	$436.8	$478.7	(9)%

FINANCIAL POSITION	September 30
(In millions.)	2007	2006	Change
Cash and equivalents	$188.3	$94.1
Receivables	857.6	946.1	(9)%
Inventories	754.1	806.9	(7)%
Other current assets	85.0	100.6

Total current assets	1,885.0	1,947.7
Net fixed assets	964.7	962.5	0%
Other assets	1,492.5	1,416.5	5%

TOTAL ASSETS	$4,342.2	$4,326.7

Trade accounts payable	$269.8	$287.8	(6)%
Current debt maturities	92.3	51.0
Other current liabilities	393.4	428.2	(8)%

Total current liabilities	755.5	767.0	(1)%
Long term debt	1,067.5	1,048.7	2%
Deferred taxes and other liabilities	172.1	164.3
Shareholders’ equity	2,347.1	2,346.7	0%

Total capitalization	3,586.7	3,559.7

TOTAL LIABILITIES & EQUITY	$4,342.2	$4,326.7

Modified Working Capital / Sales **	19.5%	20.8%
Net Debt to Net Capital ***	27.8%	28.6%
Return on Equity ****	11.6%	11.8%

*	Earnings Before Interest, Taxes, Depreciation and Amortization.
**	Modified Working Capital = Working Capital - Cash & Equivalents + Current Debt Maturities. Sales are annualized quarterly sales.
***	Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods.
****	Return on Equity = Trailing Twelve Months Net Earnings / Shareholders’ Equity averaged for start and end of the twelve months.

LEGGETT & PLATT	October 17, 2007

SEGMENT RESULTS	THIRD QUARTER			YEAR TO DATE
(In millions.)	2007	2006*	Change	2007	2006*	Change
External Sales
Residential Furnishings	$617.7	$664.0	(7.0)%	$1,857.6	$1,943.4	(4.4)%
Commercial Fixturing & Components	271.2	282.5	(4.0)%	743.5	781.3	(4.8)%
Aluminum Products	116.0	124.4	(6.8)%	375.6	422.1	(11.0)%
Industrial Materials	134.2	128.8	4.2%	386.6	379.2	2.0%
Specialized Products	187.0	168.2	11.2%	573.2	521.3	10.0%

Total	$1,326.1	$1,367.9	(3.1)%	$3,936.5	$4,047.3	(2.7)%

Inter-Segment Sales
Residential Furnishings	$3.5	$4.5		$11.3	$17.5
Commercial Fixturing & Components	4.9	4.5		18.6	14.1
Aluminum Products	4.0	4.0		10.9	11.0
Industrial Materials	65.1	70.0		199.9	217.5
Specialized Products	14.7	11.0		37.4	34.4

Total	$92.2	$94.0		$278.1	$294.5

Total Sales
Residential Furnishings	$621.2	$668.5	(7.1)%	$1,868.9	$1,960.9	(4.7)%
Commercial Fixturing & Components	276.1	287.0	(3.8)%	762.1	795.4	(4.2)%
Aluminum Products	120.0	128.4	(6.5)%	386.5	433.1	(10.8)%
Industrial Materials	199.3	198.8	0.3%	586.5	596.7	(1.7)%
Specialized Products	201.7	179.2	12.6%	610.6	555.7	9.9%

Total	$1,418.3	$1,461.9	(3.0)%	$4,214.6	$4,341.8	(2.9)%

EBIT
Residential Furnishings	$52.6	$80.9	(35)%	$155.7	$186.9	(17)%
Commercial Fixturing & Components	23.0	23.6	(3)%	51.6	58.0	(11)%
Aluminum Products	(0.8)	7.3	(111)%	7.7	38.4	(80)%
Industrial Materials	16.6	14.2	17%	43.6	42.6	2%
Specialized Products	14.2	8.2	73%	41.7	24.3	72%
Intersegment Eliminations	0.1	0.9		(2.4)	0.6
Change in LIFO Reserve	2.2	(2.0)		3.8	(4.0)

Total	$107.9	$133.1	(19)%	$301.7	$346.8	(13)%

EBIT Margin **			Basis Pts			Basis Pts
Residential Furnishings	8.5%	12.1%	(360)	8.3%	9.5%	(120)
Commercial Fixturing & Components	8.3%	8.2%	10	6.8%	7.3%	(50)
Aluminum Products	(0.7)%	5.7%	(640)	2.0%	8.9%	(690)
Industrial Materials	8.3%	7.1%	120	7.4%	7.1%	30
Specialized Products	7.0%	4.6%	240	6.8%	4.4%	240

Overall from Continuing Operations	8.1%	9.7%	(160)	7.7%	8.6%	(90)

*	Prior years’ results have been restated to reflect Prime Foam as discontinued operations, and an organizational move of a few small operations from Commercial Fixturing & Components to Industrial Materials.
**	From Continuing Operations. Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

LAST SIX QUARTERS	2006			2007
Selected Figures (restated for discontinued ops.)	2Q	3Q	4Q	1Q	2Q	3Q
Trade Sales ($ million)	1,356	1,368	1,266	1,294	1,316	1,326
Sales Growth (vs. prior year)	6.0%	4.0%	(2.0)%	(2.2)%	(2.9)%	(3.1)%
EBIT ($ million)	118.4	133.1	113.0	101.2	92.6	107.9
EBIT Margin	8.7%	9.7%	8.9%	7.8%	7.0%	8.1%
Net Earnings ($ million)	84.2	84.0	70.0	75.7	60.0	65.7
Net Margin	6.2%	6.1%	5.5%	5.8%	4.6%	5.0%
EPS (diluted)	$0.45	$0.45	$0.38	$0.41	$0.33	$0.37
EBITDA ($ million)	163	177	157	145	139	153
Cash from Operations ($ million)	68	94	170	149	93	194
Net Debt to Net Capital	28%	29%	28%	27%	27%	28%
Return on Equity (trailing twelve months)	11%	12%	13%	14%	12%	12%

Same Location Sales (vs. prior year)	2Q	3Q	4Q	1Q	2Q	3Q
Residential Furnishings	0.2%	1.2%	(4.8)%	(4.7)%	(7.1)%	(8.5)%
Commercial Fixturing & Components	1.1%	(5.6)%	(4.0)%	(6.3)%	(2.7)%	(3.8)%
Aluminum Products	5.1%	11.0%	0.2%	(10.6)%	(14.3)%	(6.5)%
Industrial Materials	(11.1)%	(8.5)%	(5.9)%	(5.2)%	(2.4)%	(3.5)%
Specialized Products	2.3%	(0.8)%	2.3%	7.6%	5.4%	7.5%
Overall from Continuing Operations	0.8%	0.1%	(2.8)%	(3.7)%	(4.8)%	(4.9)%